BIG DOG HOLDINGS, INC.
                                 121 Gray Avenue
                         Santa Barbara, California 93101






Dear Stockholder:

       We cordially invite you to attend the Annual Meeting of Stockholders that will be held on Friday, June 3, 2005 at 10:30 am, local time, in Santa Barbara, California.

       The following notice of meeting identifies each business item for your action. These items are the election of two directors and the ratification of Singer Lewak Greenbaum & Goldstein LLP as the Company's independent public accountants and auditors for the 2005 fiscal year. The Board of Directors recommends that you vote FOR each of these items. We have also included a proxy statement that contains more information about these items and the meeting.

       Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

       Thank you for your continued interest in Big Dog Holdings, Inc.

                                        Sincerely,



                                        Andrew D. Feshbach
                                        Chief Executive Officer and Director

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



                             BIG DOG HOLDINGS, INC.
                                 121 Gray Avenue
                         Santa Barbara, California 93101


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 2005


TO THE STOCKHOLDERS OF
BIG DOG HOLDINGS, INC.

       The 2005 Annual Meeting of Stockholders of BIG DOG HOLDINGS, INC. (the "Company") will be held at the Coral Casino Beach and Cabana Club, 1260 Channel Drive, Santa Barbara, California 93108 on Friday, June 3, 2005 at 10:30 am, local time, for the following purposes:

        1. To elect two directors to serve until the Company's 2008 Annual Meeting;

        2. To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as the Company's independent public accountants and auditors for the 2005 fiscal year; and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

       Only stockholders of record at the close of business on April 18, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,




                                            Anthony J. Wall
                                            Secretary

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


                             BIG DOG HOLDINGS, INC.
                                 121 Gray Avenue
                         Santa Barbara, California 93101


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 2005

       This Proxy Statement is furnished to stockholders by the Board of Directors of Big Dog Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Coral Casino Beach and Cabana Club, Santa Barbara, California, on Friday, June 3, 2005 at 10:30 am (local time), and at any adjournments or postponements of the meeting. The Company's principal executive offices are located at 121 Gray Avenue, Santa Barbara, California 93101 and its telephone number is (805) 963-8727. This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 26, 2005.

General Information, Voting Rights and Voting Procedures

       April 18, 2005 is the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the meeting. 9,186,932 shares of Common Stock of the Company ("Common Stock") were outstanding on the Record Date, and are entitled to vote at the meeting. The Common Stock is the only outstanding voting stock of the Company, with each share entitled to one vote.

       Each accompanying proxy card that is properly signed and returned to the Company, and not revoked, will be voted in accordance with the instructions contained therein. The proxy may be revoked at any time before it is exercised by delivery to the Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

       Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will (i) vote FOR the election of Robert H. Schnell and David J. Walsh to the Board of Directors of the Company, (ii) vote FOR the approval of Singer Lewak Greenbaum & Goldstein LLP as the Company's independent public accountants and auditors for the 2005 fiscal year and (iii) will use their discretion with regard to other matters (of which the Company is not now aware) that may be properly presented at the meeting or any adjournments or postponements of the meeting and all matters incident to the conduct of the meeting.

       The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. Assuming the presence of a quorum, the directors nominated will be re-elected by a plurality of the votes cast by the stockholders entitled to vote at the meeting, and the approval and adoption of the Amendment to the Plan and the approval of the appointment of Singer Lewak Greenbaum & Goldstein LLP as the Company's independent accountants and auditors will require a majority of the votes cast by the stockholders represented and entitled to vote at the meeting.

       Abstentions will be treated as shares that are present in determining those entitled to vote on a matter and the presence of a quorum. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be counted as represented at the meeting in determining the number of shares necessary for approval of that matter. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees of the Board of Directors and appointment of Singer Lewak Greenbaum & Goldstein LLP.

Security Ownership of Principal Shareholders and Management

       The following table shows certain information, as of April 7, 2005, with respect to the shares of the Company's Common Stock beneficially owned by (i) persons or entities known by the Company to own 5% or more of the Company's Common Stock, (ii) the Company's directors and Named Executive Officers (as defined under "Executive Compensation") and (iii) all directors and Named Executive Officers as a group.

                                                            Number of                                               Percent
                                                             Shares                                                   of
                  Name and Address                           Owned (1)            Options (2)      Total             Class (3)
                  ----------------                         ----------             -------          -----            -------

Fred Kayne.................................              4,603,297(4)               25,000        4,628,297          50.2%
 c/o Fortune Financial
 1800 Avenue of the Stars, Suite 310
 Los Angeles, CA 90067

FA Value Strategies Fund...................
 82 Devonshire Street                                    1,028,400(5)                 ---         1,028,400          11.2%
 Boston, MA 02109

    FMR Corp., Edward Johnson 3d and
    Abigail  Johnson
    c/o FMR Corp.
    82 Devonshire Street
    Boston, MA 02109

Andrew D. Feshbach.........................                663,431(6)               230,000         893,431            9.5%
 c/o Big Dog Holdings, Inc.
 121 Gray Avenue
 Santa Barbara, CA 93101

Douglas N. Nilsen..........................                 58,221                  167,500         225,721            2.4%
Robert H. Schnell..........................                157,341(7)                50,000         207,341            2.2%
Anthony J. Wall............................                 65,216                  109,500         174,716            1.9%
Roberta J. Morris..........................                 41,904                   93,500         135,404            1.5%
Lee M. Cox.................................                  7,184                   70,000          77,184             ---
David C. Walsh.............................                 21,920                   45,000          66,920             ---
Steven C. Good.............................                    248                   45,000          45,258             ---
Skip R. Coomber, III.......................                    200                   30,000          30,200             ---

All directors and executive officers as a
group (10 persons)..............................         5,618,962                  865,500       6,484,462           64.5%

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.
(2) Represents shares subject to options held by directors and Named Executive Officers that are exercisable as of April 15,2005 or become exercisable within 60 days thereof.
(3) Based on 9,186,932 shares outstanding. Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and the shares deemed outstanding due to exercisable options.
(4) Includes 100,797 shares owned by Mr. Kayne's father, Jerry Kayne, over which he has voting and dispositive power pursuant to a proxy.
(5) Based on a Schedule 13G dated February 14, 2003 filed with the Securities and Exhange Commission. According to such 13G, all of the shares shown are owned by FA Value Strategies Fund (the "Fund"). Fidelity Management & Reseach Company ('Fidelity"), as advisor to the Fund, and FMR Corp., Edward Johnson and Abigail Johnson, as a result of their direct or indirect control of Fidelity, may also be deemed to be beneficial owners of the shares.
(6) All such shares are owned by the Feshbach Trust, of which Mr. Feshbach and his wife are co-trustees.
(7) All such shares are owned by the Robert and Renee Schnell Living Trust, of which Mr. Schnell and his wife are co-trustees.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Board of Directors

       The Board of Directors of the Company is comprised of six members divided into three classes. Stockholders elect one-third of the members of the Board of Directors each year, and the members of each class serve on the Board of Directors for three years. The terms of Robert H. Schnell and David J. Walsh, the Class II Directors, expire in 2005. Mr. Schnell and Mr. Walsh each have been nominated to stand for re-election at the Annual Meeting to hold office until the Company's Annual Meeting in 2008 or until his successor is duly elected and qualified. The terms of other directors expire at the Annual Meeting in 2006 or 2007.

       The Board of Directors recommends a vote "FOR" the election of each of the nominees. Unless authority to do so is withheld, the persons named in the enclosed proxy card(s) (or their substitutes) will vote the shares represented thereby FOR the election of Robert H. Schnell and David J. Walsh. If either nominee becomes unavailable or is unable to serve as a director, the persons named as proxies (or their substitutes) will have full discretion and authority to vote or refrain from voting for any other nominee.

         The following table contains information regarding the nominees and the other incumbent directors.


               Incumbent Directors--Term Expiring 2005 (Class II)

                                                                                         Year First
                                 Name                                        Age           Elected
                                 ----                                        ---         ----------
            Robert H. Schnell.....................................          65              1997
            David J. Walsh........................................          45              1997


              Incumbent Directors --Term Expiring 2006 (Class III)

                                                                                         Year First
                                 Name                                       Age           Elected
                                 ----                                       ---          ----------
             Fred Kayne...........................................          66              1992
             Andrew D. Feshbach...................................          44              1992



               Nominees for Election--Term Expiring 2007 (Class I)

                                                                                         Year First
                                 Name                                       Age           Elected
                                 ----                                       ---          -----------
             Skip R. Coomber, III.................................          44              2000
             Steven C. Good.......................................          62              1997


       Mr. Kayne co-founded the Company in 1992 and has served as its Chairman since that time. Mr. Kayne co-founded Fortune Fashions Industries, LLC (a custom manufacturer of embellished apparel for the tourist industry) in 1991, and has served as its President since that time. Mr. Kayne founded Fortune Financial, a private merchant banking firm, in 1986 and has served as its Chairman and President since that time. Mr. Kayne co-founded Fortune Casuals (a manufacturer of casual apparel for the mass market) in 1999, Fortune Swimwear (a women's swimwear manufacturer) in 2002, and Paige Premium Denim (an upscale denim manufacturer) in 2004, and has since served as a manager of each of those companies.

        Mr. Feshbach co-founded the Company in 1992 and has served as Chief Executive Officer and as a director since that time. Mr. Feshbach has an M.B.A. from Harvard University.

       Mr. Coomber is an entrepreneur and private investor in San Diego, California. Mr. Coomber is a member of the California State Bar.

       Mr. Good founded Good, Swartz, Brown & Berns, an accountancy corporation more than five years ago and is the senior partner of that firm. Mr. Good also serves as a director of Opto Sensors, Inc. and Arden Realty Company.

       Mr. Schnell co-founded Fortune Casuals in 1999 and Paige Premium Denim in 2004, and has since served as a manager of each of those companies.

       Mr. Walsh is the owner of KMJ Investments, a private consulting and merchant banking firm formed in 2002. Mr. Walsh co-founded FortuneLinX, Inc., providing fraud control solutions for data networks, in 2000. He served as its President until 2001, when it was acquired, after which he served as its General Manager until 2002. Mr. Walsh has an M.B.A. from Harvard University.


Board and Committee Meetings

       Controlled Company. The Board of Directors has determined that Company is a "controlled company" as defined in rule 4350(c)95) of the listing standards of the National Association of Securities Dealers, Inc. stock market ("NASDAQ") based on Fred Kayne's beneficial ownership of approximately 50.2% of the Company's outstanding common stock. Accordingly, the Company is exempt from certain requirements of the NASDAQ listing standards, including the requirement to maintain a majority of independent directors on the Company's Board of Directors and the regarding determination of compensation of executive officers and the nomination of directors by independent directors.

       During 2004, there were five meetings of the Board of Directors and two actions by written consent. The Board maintains an Audit, Compensation, Employee Stock Option and Special Compensation Committee, the responsibilities of which are summarized below. The Board does not maintain a Nominating Committee and all nominees for the board are designated by full Board action. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held in 2004.

       Audit Committee. The Board of Directors adopted a revised Audit Committee Charter at a meeting held on October 5, 2004, a copy of which is attached to this Proxy Statement. A copy of the Audit Committee Charter is also available free of charge to any stockholder who requests it. The Charter for the Audit Committee requires that the Committee be comprised of at least three members, all of whom are independent, as defined in the NASDAQ Marketplace Rules. Steven Good, David Walsh and Skip Coomber are the current members of the Audit Committee, all of whom have been determined by the Board to be independent. The Board has also determined that Mr. Good, the Chairman of the Committee, is an audit committee financial expert. The Audit Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls and audit plans. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and monitors the scope and results of the Company's audits, the internal accounting controls of the Company, and the audit practices and professional services furnished by the Company's independent auditors. The
Audit Committee held three meetings during 2004.

       Compensation Committee. Fred Kayne, Robert Schnell and David Walsh, none of whom is an officer or employee of the Company, are the current members of the Compensation Committee. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the officers of the Company and has principal responsibility for administering the Amended and Restated 1997 Performance Award Plan (the "1997 Plan"). The Compensation Committee held one meeting and took one action by written consent during 2004.

       Employee Stock Option Committee. The Employee Stock Option Committee is comprised of Fred Kayne and Andrew Feshbach and is responsible for authorizing grants of stock options and other awards under the 1997 Plan to employees of the Company who have positions below that of vice president, within guidelines established by the Compensation Committee. The Employee Stock Option Committee took all actions by unanimous written consent and held no meetings during 2004.

       Special Compensation Committee. Robert Schnell and David Walsh are the current members of the Special Compensation Committee, which has the responsibility of evaluating, authorizing and administering stock option grants and other awards under the 1997 Plan to directors and executive officers whose compensation may be subject to Section 162(m) limits under the Internal Revenue Code. The Special Compensation Committee took all actions by unanimous written consent and held no meetings during 2004.


Compensation of Directors

       Cash Compensation of Directors. Each non-employee director (excluding Mr. Kayne) receives a fee of $20,000 per year for his services and is entitled to be reimbursed for expenses incurred in connection with attendance at Board or committee meetings. Mr. Kayne is paid a fee of $12,500 per month for acting as Chairman. Directors who are employees of the Company are not paid any additional cash compensation for their services as a director. Each member of the Compensation Committee received an additional $2,500 and each member of the Audit Committee received an additional $10,000.

       Option Grants to Directors. On June 4, 2004, each director was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $4.65 per share, which was equal to the market price of the Common Stock at the close of trading on the date of grant.

                             EXECUTIVE COMPENSATION



       The following table sets forth certain information with respect to the compensation paid in the years indicated to the Company's Chief Executive Officer and four other most highly compensated executive officers (the "Named Executive Officers").

                                                             Summary Compensation Table



                                                                                                   Long  Term
                                                                                                 Compensation
                                                                 Annual Compensation1 (1)           Awards
                                                                 --------------------               ------
                                                                                                  Securities
                                                                                                  Underlying          All Other
            Name and Principal Position                 Year       Salary        Bonus(2)           Options        Compensation(3)
            ---------------------------                 ----       ------        ------             -------        ---------------

Andrew D. Feshbach........................              2004      $373,269      $150,000              ---            $141,990
President and Chief Executive Officer                   2003      $340,000       $90,000              ---              $1,000
                                                        2002      $340,000       $60,000              ---              $1,000


Douglas N. Nilsen.........................              2004      $290,908       $30,000              ---             $18,070
Executive Vice President                                2003      $267,800       $25,000              ---              $1,000
                                                        2002      $267,800       $20,000              ---              $1,000


Anthony J.Wall...........................               2004      $289,615       $55,000              ---             $15,224
Executive Vice President and General                    2003      $265,000       $25,000              ---              $1,000
Counsel                                                 2002      $265,000       $20,000              ---              $1,000



Roberta J. Morris ................ ......               2004      $217,481       $55,000               ---            $15,224
Chief Financial Officer and Treasurer                   2003      $165,000       $25,000               ---             $1,000
                                                        2002      $165,000       $20,000               ---             $1,000


Lee M. Cox..............................
Senior Vice President-Retail                            2004       $201,923      $40,000               ---            $14,224
                                                        2003       $175,000      $25,000               ---                ---
                                                        2002       $175,000      $20,000               ---                ---

(1)  Other Annual Compensation was not paid or did not exceed the minimum
amounts    required to be reported pursuant to Securities and Exchange
Commission Rules.

(2) Amounts shown represent the bonus earned by the Named Executive Officer during the year indicated, whether or not paid in that year.

(3) This category includes the Company's contribution of $1,000 to each of the
401(k) accounts of Mr. Feshbach, Mr. Nilsen, Mr. Wall    and Ms. Morris.  The
balance of Other Compensation results from the conversion of notes into common
stock of the Company by the    executive officers listed above.

 Option Grants

           The following table sets forth certain information with respect to the Options granted the Named Executive Officers during the Company's 2004 fiscal year. No SARs were granted to the Named Executive Officers during fiscal 2004.

                                                                Percent of
                                                                Total Options
                                            Number of           Granted to
                                            Securities          Employees         Exercise or                          Grant Date
                                            Underlying          in Last           Base Price          Expiration       Present
                           Name             Options(1)          Fiscal Year       per Share(3)        Date             Value(2)
                           ----             --------            -----------       ---------           ---------        -------

                   Andrew D. Feshbach(4)      25,000             6.25%             $3.50               1/2/14          $39,545

                   Douglas N. Nilsen          15,000             3.75%             $3.50               1/2/14          $23,727

                   Anthony J. Wall            15,000             3.75%             $3.50               1/2/14          $23,727

                   Roberta J. Morris          15,000             3.75%             $3.50               1/2/14          $23,727

                   Lee M. Cox                 10,000             2.50%             $3.50               1/2/14          $15,818
                                              25,000             6.25%             $5.50              7/28/14          $63,256


    1. Upon any termination of employment, options that have not yet vested will terminate. Vested butunexercised options expire 12 months after a termination of employment due to retirement, death or total disability; immediately upon any termination of the officer's employment "for cause"; and three months after termination of employment for any other reason. The 1997 Plan grants the Compensation Committee discretion to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment (other than "for cause") or change in control or to permit the transfer of options to certain related persons or entities on a case-by-case basis. Under the 1997 Plan, upon a change in control of the Company, all options become immediately exercisable unless the applicable Committee otherwise determines.
    2. The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model were: expected annualized volatility of 35%, risk-free rate of return (approximately equal to the U.S. Treasury Strip rate at the grant date) of 4.4%, dividend yield of 0% and time to exercise of seven years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.
    3.   Options vest in five equal annual installments over five years.
    4. For his service on the Board of Directors, Mr. Feshbach received an option for an additional 5,000 shares in 2004. See "Compensation of Directors."

Option Values

       The following table sets forth certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2004. "Value" is calculated as the difference between the fair market value and the exercise price of in-the-money options at year end. None of the Named Executive Officers exercised options during 2004.


                                               Year-End Option Values

                                                  Number of Securities Underlying             Value of Unexercised
                                                     Unexercised Options at                 In-the-Money Options at
                      Name                            December 31, 2004                       December 31, 2004
                      -----                           -----------------                       -----------------
                                                 Exercisable      Unexercisable      Exercisable      Unexercisable
                                                 -----------      -------------      -----------      -------------
Andrew D. Feshbach..........................        175,000           125,000         $414,975         $310,000
Douglas N. Nilsen...........................        157,500            35,000         $157,800          $92,800
Anthony J. Wall.............................        101,500            31,000         $142,228          $83,480
Lee Cox.....................................         51,000            69,000         $ 50,130          $91,220
Roberta J. Morris...........................         83,500            29,000         $119,430          $78,820


Employment Contracts, Termination of Employment and Change in Control
Arrangements

       The Company currently does not have any employment contracts with its Chief Executive Officer or any other Named Executive Officers. Unless the Compensation Committee provides otherwise, upon a change in control (as defined in the 1997 Plan) each option and stock appreciation right issued under the 1997 Plan will be come immediately exercisable, any restricted stock issued under the 1997 Plan will immediately vest free of restrictions, and the number of shares, cash or other property covered by any "performance share award" issued under the 1997 Plan will be issued to the grantee of such award. The Company has to date issued only options under the 1997 Plan.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein. The report shall not be deemed soliciting material or otherwise deemed filed under either such Act.

       The Compensation Committee consists of Messrs. Kayne, Schnell and Walsh, who are non-employee directors of the Company. The responsibilities of the Compensation Committee and the other committees to which the Board has delegated certain compensation responsibilities are described above under "Board and Committee Meetings."

Compensation Philosophy

         The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual cash incentive compensation (bonus) based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align the interests of executive officers and stockholders. There is no fixed ratio of total compensation to be represented by salary, incentive compensation or stock options.

Compensation of Named Executive Officers

       With respect to the base salaries and annual bonuses for 2004 for the Named Executive Officers, the Compensation Committee and special Compensation Committee met with Mr. Feshbach to review his recommendations. The decisions of the Compensation Committees were not based on any set formula but focused on consideration of the performance of each executive in his or her particular area of responsibility, the executive's contribution to the Company's overall management team, an assessment of the future contributions the executive may be expected to make to the Company, and prevailing industry compensation levels.

Compensation of the Chief Executive Officer

       In 2004, Mr. Feshbach's salary and bonus were determined by the Compensation Committee based on the same factors applied to the other executive officers. In addition, the determination of Mr. Feshbach's base salary and bonus compensation also took into consideration the Company's achievement of sales and profit goals and the implementation of growth plans, cost controls, and other items affecting its business and stockholder value.

Section 162(m) Considerations

       Section 162(m) of the Internal Revenue Code limits the tax deductibility to the Company of compensation in excess of $1 million in any year for certain executive officers, except for qualified "performance-based compensation" under the Section 162(m) rules. No covered executive's compensation for these purposes exceeded $1 million for 2004. The Compensation Committee considers the
Section 162(m) rules as a factor with respect to compensation matters, but will not necessarily limit compensation to amounts deductible under Section 162(m).

                                                The Compensation Committee

                                                Fred Kayne
                                                Robert Schnell
                                                David Walsh

Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee was, during 2004, an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company served (i) as a member of the compensation committee (or board of directors serving the compensation function) of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Company's Board.

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

         During 2004, the Company purchased approximately $249,000 of merchandise from Fortune Fashions Industries LLC ("FFI"), a clothing manufacturer of which Fred Kayne, the Chairman of the Board and controlling stockholder of the Company, is the majority owner.

         During 2004, the Company engaged Harmatta Construction to provide retail store construction services. The owner of such company is the brother-in-law of Andrew Feshbach, CEO of the Company. Payments to Harmatta Construction totaled $297,000 in 2004.

         In March 2004, a newly formed subsidiary of the Company ("TWC") acquired the assets of The Walking Company, a California corporation ("Old TWC"), in a bankruptcy proceeding. In response to the demands of creditors in such proceedings, Mr. Kayne (Chairman of the Board of the Company) and Andrew Feshbach (a director and the CEO of the Company) agreed to personally guaranty certain obligations of the Company and TWC incurred in such acquisition. These obligations included the payment of a potential administrative claim against TWC of up to $2.9 million and a potential obligation of the Company to purchase notes issued by TWC to creditors in connection with the acquisition (the "Creditor Notes") if the Company could not pay such obligation. The holders of the Creditor Notes had the right, through June 30, 2004, to put, at a 20% discount to the principal amount, approximately $1.65 million in principal amount of such Notes to the Company and $700,000 in principal amount of such notes to TWC. In consideration of providing such guaranties, Mr. Kayne and Mr. Feshbach were provided a right to acquire (at the same 20% discount) the Creditor Notes, and certain warrants to acquire Company stock at $4.35 through June 30, 2004 associated with such Notes, if the Creditor Notes were put to the Company, regardless of whether the Company then had the ability to pay. In addition, Mr. Kayne also personally guarantied a $3 million unsecured bank line of credit obtained by the Company to finance the acquisition of Old TWC, for which he was paid a fee of $75,000. The Company believes the terms of the consideration provided to Mr. Kayne and Mr. Feshbach were at least as favorable to the Company as could have been obtain from an independent third party.

         In late 2004, FFI contracted to purchase an airplane from a third party for corporate travel purposes. It is contemplated that FFI will make such plane available to the Company for its own corporate travel use, which use is believed will be in the interest of the Company due to (among other things) the geographically dispersed location of its retail stores (significantly increased by the addition in 2004 of 74 TWC stores) and the need to inspect potential mall locations and meet with mall developers in order to meet the store-growth goals for TWC. The Company will have no obligation to use such plane for any minimum amount, and to the extent it does use it, the Company will pay for such use on terms at least as favorable to the Company as could be obtained from an independent third party. The Company paid no part of FFI's acquisition costs of such plane. However, on the basis that FFI's acquisition of such airplane was in the best interest of the Company, in January 2005 the Company made a temporary "bridge" loan of $4 million to FFI to facilitate such purchase until suitable replacement financing could be obtained. Interest on such loan was payable at the prime rate plus .05% (which was 5.30% as of the date of the note). The note was fully repaid with interest to the Company in March 2005.

                         REPORT OF THE AUDIT COMMITTEE

         Notwithstanding anything to the contrary in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate this Proxy Statement or future filings with the Securities Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

         The current members of the Company's Audit Committee are Steven Good, David Walsh and Skip Coomber, none of whom is an officer or employee of the Company. The members of the Audit Committee are considered independent as defined by the listing standards imposed by the NASD Rule 4200(a)(15). The Audit Committee has reviewed the 2004 audited financial statements with management, discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and received required written disclosures from the independent accountants. Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ending December 31, 2004 for filing with the Securities and Exchange Commission.
                                                        The Audit Committee

                                                        Steven C. Good
                                                        David J. Walsh
                                                        Skip Coomber

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company dismissed Deloitte & Touche LLP as the independent auditor of the Company, effective September 29, 2004. The Company has engaged Singer Lewak Greenbaum & Goldstein LLP as its independent auditor, effective September 29, 2004. The decision to change independent auditors and the appointment of the new auditors was made by the Audit Committee of the Company's Board of Directors. The audit reports of Deloitte & Touche LLP on the Company's financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

         During the fiscal years ended December 31, 2003 and December 31, 2002, and the period through the date of this disclosure, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Deloitte & Touche LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's financial statements for such years.

         During the fiscal years ended December 31, 2003 and December 31, 2002, and through the interim period ending September 29, 2004, Deloitte did not advise the Company with respect to any of the matters described in paragraphs
(a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

         During the two most recent fiscal years and through the interim period ending September 29, 2004, the Company did not consult with Singer Lewak Greenbaum & Goldstein LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

         The Audit Committee recommends that Singer Lewak Greenbaum & Goldstein LLP continue to serve as the Company's independent auditor for 2005. A representative of Singer Lewak Greenbaum & Goldstein LLP is expected to be present at the 2005 Annual Meeting of Stockholders. Such representative will have the opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

         Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for auditing services rendered for the 2003 audit of the Company's annual financial statements were $135,000. In addition such firm billed $12,350 for required reviews of the Company's quarterly financial statements in 2004, and $270,885 for the audit of the 2002 and 2003 annual financial statements of The Walking Company, which was required to comply with SEC requirements in connection with the acquisition of such company. The aggregate fees billed by Singer Lewak Greenbaum & Goldstein LLP for auditing services rendered for the 2004 audit of the Company's annual financial statements were $139,166. The Company has not retained Singer Lewak Greenbaum & Goldstein LLP to perform services other than the audit of the annual financial statements.

         The Audit Committee must pre-approve all engagements of the Company's independent accountants unless an exception to such requirement exists under the Securities Exchange Act of 1934 or the rules of the Securities Exchange Commission. Each year, the independent auditors' retention to audit the Company's financial statements, including the associated fees, is approved by the committee. The Audit Committee will also, if applicable, review other potential engagements of the independent auditors, including the scope of the proposed work and the and the proposed fees, and approve or reject such services taking into account whether the services are permissible under applicable law and the possible impact on the auditors' independence from management.


                             BIG DOG HOLDINGS, INC.

                      Comparison of Cumulative Total Return

                   December 31, 1999 through December 31, 2004


Measurement Period              BIG DOG                         NASDAQ STOCK                  NASDAQ RETAIL
(Fiscal Year Covered)        HOLDINGS, INC.                      MARKET                        TRADE
--------------------         --------------                     -------------                 -------------
12/31/99                         100.00                          100.00                          100.00
 3/31/00                          64.86                          112.41                           90.13
 6/30/00                          59.46                           97.54                           71.68
 9/30/00                          72.07                           90.37                           73.15
12/31/00                          54.05                           60.82                           61.39
 3/31/01                          75.35                           45.34                           63.66
 6/30/01                          52.18                           53.29                           75.13
 9/30/01                          46.13                           36.99                           63.62
12/31/01                          44.95                           48.17                           64.83
 3/31/02                          64.85                           45.62                           85.10
 6/30/02                          48.00                           36.21                           87.10
 9/30/02                          51.17                           29.04                           69.93
12/31/02                          35.49                           33.13                           72.10
 3/31/03                          28.11                           33.32                           70.15
 6/30/03                          44.68                           40.35                           82.93
 9/30/03                          39.64                           44.48                           89.53
12/31/03                          53.77                           49.94                          100.40
 3/31/04                          72.07                           49.77                          105.29
 6/30/04                          74.09                           51.16                          113.52
 9/30/04                          98.31                           47.46                          111.49
12/31/04                          94.85                           54.51                          127.31


       The foregoing is a comparison of the cumulative total stockholder return on a $100 investment in the Common Stock of the Company, including the reinvestment of dividends, with the cumulative total return of a $100 investment in the NASDAQ National Stock Market Index and the CRSP Total Return Industry Index for Retail Trade Stocks for the period from December 31, 1999 through December 31, 2004. The two comparison indexes are intended to provide a relevant comparison of total annual return in he time period (through December 31, 2004) in which the Company's Common Stock has been publicly traded.

         The Comparison of Cumulative Total Return shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent the Company specifically incorporates the Comparison by reference therein. The Comparison shall not be deemed soliciting material or otherwise deemed filed under either such Act.

                                   PROPOSAL 2

                         RATIFICATION OF APPOINTMENT OF
                   INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

       Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Singer Lewak Greenbaum & Goldstein LLP as the Company's independent public accountants and auditors for the fiscal year ending December 31, 2005, subject to stockholder approval. Singer Lewak Greenbaum & Goldstein LLP has served as the Company's independent public accountants and auditors since fall 2004.

       Services which will be provided to the Company and its subsidiaries by Singer Lewak Greenbaum & Goldstein LLP with respect to the 2005 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

       A representative of Singer Lewak Greenbaum & Goldstein LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and to make such statements as he or she may desire.

       The Board of Directors recommends a vote "FOR" the ratification of the appointment of Singer Lewak Greenbaum & Goldstein LLP as the Company independent public accountants and auditors for the 2005 fiscal year.


                                  MISCELLANEOUS

Other Matters

       If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable filing requirements.

Cost of Soliciting Proxies

       The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has not retained, and does not intend to retain, any other entities to assist in the solicitation of proxies. It is anticipated that banks, custodians nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

Form 10-K and Annual Report to Stockholders

       Enclosed with the Proxy Statement is the Annual Report of the Company for 2004, which includes a copy of the Company's Annual Report on Form 10-K for 2004. The Annual Report is enclosed for the convenience of stockholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of Common Stock of the Company on the record date for the 2005 Annual Meeting desires additional copies of the Company's Annual Report, it will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder of the Company and should be directed to:

                                            Big Dog Holdings, Inc.
                                            121 Gray Avenue
                                            Santa Barbara, CA 93101
                                            Attn: Stockholder Relations

         Telephone requests may be directed to Stockholder Relations at (805) 963-8727, ext. 1216.



Proposals of Stockholders

       The 2006 Annual Meeting of stockholders is presently expected to be held in June 2006. To be considered for inclusion in the Company's Proxy Statement for the 2006 Annual Meeting, proposals of stockholders intended to be presented at the meeting must be received by the Corporate Secretary, Big Dog Holdings, Inc., 121 Gray Avenue, Santa Barbara, California 93101, no later than January 1, 2006.

       A stockholder may wish to have a proposal presented at the 2006 Annual Meeting, but not to have it included in the Company's Proxy Statement for the meeting. If notice of the proposal is not received by the Company at the above address by March 15, 2006, then the proposal will be deemed untimely under Rule 14a-4(e) under the Securities and Exchange Act of 1934, and the Company will have the right to exercise discretionary voting authority with respect to the proposal.

       Stockholders wishing to bring proposals before the 2006 Annual Meeting must also comply with Section 1.9 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain requirements in regard thereto. Any Stockholder who wishes to communicate with the Board of Directors or any individual director can write to Big Dog Holdings, Inc., Corporate Secretary/Board Administration, 121 Gray Avenue, Santa Barbara California 93101




                                                 Anthony J. Wall
                                                 Executive Vice President,
                                                 General Counsel and Secretary

                             BIG DOG HOLDINGS, INC.
                             AUDIT COMMITTEE CHARTER
                             Revised as of 10/05/04

Organization: This charter governs the composition and operations of the audit committee. The committee shall review and reassess the charter at least annually. The audit committee members shall be appointed by the board of directors. The audit committee shall be comprised of at least three directors, each of whom (1) meets the definition of independence contained in NASDAQ Rule 4200(a)(15); (2) is a member of the board of directors of the Company; (3) shall not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; (4) is not an affiliated person of the Company or any subsidiary; (5) has not participated in the preparation of the financial statement of the Company or any current subsidiary of the Company during the past three years; and (6) is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. In addition, the committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities and Processes: The primary purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The audit committee shall report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The committee shall be responsible for ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1. The committee shall actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. The committee shall be responsible for taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

The audit committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between the management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm shall report directly to the audit committee.

The audit committee shall establish procedures for:

(i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii) The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The audit committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties.

The Company shall provide for appropriate funding, as determined by the audit committee, in its capacity as a committee of the board of directors, for the payment of:

(i) Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(ii) Compensation to any independent counsel or other advisors it engages as necessary to carry out its duties; and

(iii) Ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

     The audit committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also the committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K). Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.